Exhibit 99.1

NOVAGOLD Announces Voting Results from

2021 Annual and Special Meeting of Shareholders

A total of 237,189,817 or 71.58% of the Company’s issued and outstanding shares were represented at the Company’s Annual and Special Meeting

All four proposals presented to shareholders were approved

During the 2021 proxy season, NOVAGOLD placed outreach calls to shareholders holding more than 90% of the Company’s issued and outstanding common shares entitled to vote

May 13, 2021 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) is pleased to announce the detailed voting results on the items of business considered at its Annual and Special Meeting of Shareholders held virtually on May 12, 2021 (the “Meeting”). All proposals were approved and all ten director nominees were elected. A total of 237,189,817 or 71.58% of the Company’s issued and outstanding shares entitled to vote were represented at the Meeting.

Shareholder Engagement

During this year’s proxy outreach, NOVAGOLD engaged with shareholders owning 40,000 shares or more; thus contacting holders of approximately 90% of the Company’s issued and outstanding common shares entitled to vote at the Meeting. Year-over-year the input received from shareholders has helped shape and improve the Company’s practices in the area of corporate governance.

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting:

Proposal 1 – Election of Directors

The nominees listed in NOVAGOLD’s Management Information Circular were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		For	Withheld
Dr. Elaine Dorward-King	Carried	205,642,112 (94.71%)	11,471,114 (5.28%)
Sharon Dowdall	Carried	215,042,413 (99.04%)	2,070,813 (0.95%)
Dr. Diane Garrett	Carried	215,636,682 (99.31%)	1,476,544 (0.68%)
Dr. Thomas Kaplan	Carried	215,361,591 (99.19%)	1,751,635 (0.80%)
Gregory Lang	Carried	216,325,254 (99.63%)	787,972 (0.36%)
Igor Levental	Carried	213,776,468 (98.46%)	3,336,758 (1.53%)

www.novagold.com
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Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		For	Withheld
Kalidas Madhavpeddi	Carried	212,681,016 (97.95%)	4,432,210 (2.04%)
Clynton Nauman	Carried	214,523,577 (98.80%)	2,589,649 (1.19%)
Ethan Schutt	Carried	215,639,976 (99.32%)	1,473,250 (0.67%)
Anthony Walsh	Carried	216,098,688 (99.53%)	1,014,538 (0.46%)

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes cast were as follows:

For	234,513,131	98.87%
Withheld	2,676,686	1.12%

Proposal 3 – Approval of Amendments to the Company’s Articles.

The vote was carried on the amendments to Articles. The votes cast were as follows:

For	214,920,464	98.99%
Against	1,600,712	0.73%
Abstentions	592,050	0.27%

Proposal 4: Advisory Approval of Executive Compensation (“Say-on-Pay”)

The vote was carried on the Say-On-Pay Advisory Vote. The votes cast were as follows:

For	209,570,570	96.52%
Against	6,849,714	3.15%
Abstentions	692,942	0.31%

Full details of all proposals are fully described in the Company’s Management Information Circular dated March 25, 2021 available on the Company’s website at www.novagold.com/investors/mic/, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and in an 8-K filed on EDGAR.

A recording of the Meeting will be available on NOVAGOLD’s website for one year under Presentations.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

    www.novagold.com

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